Exhibit 99.4

NOTICE OF CHANGE IN CORPORATE STRUCTURE
pursuant to
SECTION 4.9 OF NATIONAL INSTRUMENT 51-102

(a)                               Parties to the transaction:

Vecima Networks Inc. (“Vecima” or the “Issuer”) and the Issuer’s now wholly-owned subsidiary, Spectrum Signal Processing Inc. (“Spectrum”) were the parties to the transaction.

(b)                               A description of the transaction:

On May 2, 2007, pursuant to a plan of arrangement under the Business Corporations Act (British Columbia), Vecima acquired ownership and control of 20,488,425 common shares (“Spectrum Shares”) of Spectrum Signal Processing Inc. (“Spectrum”), being all of the issued and outstanding shares of Spectrum.  Spectrum is now a wholly-owned subsidiary of Vecima.  The Spectrum Shares have since been de-listed from the Toronto Stock Exchange and from the NASDAQ Stock Market.  Spectrum is a reporting issuer in each of the provinces of British Columbia, Alberta, Ontario and Quebec, but has applied to the securities regulatory authorities to cease to be a reporting issuer in each such jurisdiction.

(c)                                The effective date of the transaction:

The effective date of the arrangement was May 2, 2007.

(d)                               The names of each party that ceased to be a reporting issuer subsequent to the transaction and of each continuing entity:

Spectrum will cease to be a reporting issuer as noted in paragraph (b) above.  Each of Vecima and Spectrum is a continuing entity, Spectrum being the wholly-owned subsidiary of Vecima.

(e)                                The date of the reporting issuer’s first financial year end subsequent to the transaction if paragraph 4.9(a) or subparagraph 4.9(b)(ii) of National Instrument 51-102 applies:

Not Applicable.

(f)                                   The periods, including the comparative periods, if any, of the interim and annual financial statements required to be filed for the reporting issuer’s first financial year subsequent to the transaction if paragraph 4.9(a) or subparagraph 4.9(b)(ii) of National Instrument 51-102 applies:

Not Applicable.

(g)                               What documents were filed under National Instrument 51-102 that described the transaction and where those documents can be found in electronic format if paragraph 4.9(a) or subparagraph 4.9(b)(ii) of National Instrument 51-102 applies:

Not Applicable.

DATED May 14, 2007.

VECIMA NETWORKS INC.

Per:	/s/ Graham Carrothers
Name: Graham Carrothers
Title: Corporate Counsel and Secretary